UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2018

PRA Health Sciences, Inc.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-36732 (Commission File Number)	46-3640387 (IRS Employer Identification No.)

4130 ParkLake Avenue

Suite 400

Raleigh, NC 27612

(Address of principal executive offices) (Zip Code)

(919) 786-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the promotion of Michael J. Bonello to Executive Vice President and Chief Financial Officer, PRA Health Sciences, Inc. (the “Company”) entered into a new employment agreement with Mr. Bonello and awarded certain equity grants to him.

Employment Agreement

Pursuant to the Employment Agreement dated April 27, 2018 (the “Employment Agreement”), Mr. Bonello’s annual base salary will be $425,000 and he will be eligible to earn an annual cash bonus with a target annual bonus opportunity of $225,000. Mr. Bonello will be entitled to the same benefits and perquisites provided to the Company’s senior executives, including participation in all executive compensation plans, as disclosed in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2018 (the “Proxy Statement”).

In the event that Mr. Bonello’s employment is terminated by the Company without “cause” or Mr. Bonello resigns for “good reason” (each as defined in the Employment Agreement), then, subject to Mr. Bonello’s execution of a release of claims in favor of the Company, he will be entitled to (a) an amount equal to the sum of (i) his annual base salary, plus (ii) his annual bonus for the calendar year immediately preceding the date of his termination (the “Severance Amount”), payable in substantially equal installments over the 12-month period following his termination, (b) 12 months of continued medical, dental and other health benefit coverage with the same employee cost-sharing provided to employees generally and (c) all accrued but unpaid obligations. In the event that such termination occurs on or prior to the expiration of the one-year period immediately following a “Change in Control” (as defined in the PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”)), Mr. Bonello will be entitled to (a) a lump-sum payment equal to two times the Severance Amount, (b) 24 months of continued medical, dental and other health benefit coverage with the same employee cost-sharing provided to employees generally and (c) all accrued but unpaid obligations.

Under the Employment Agreement, termination benefits will be delivered to Mr. Bonello in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by the golden parachute rules of Section 4999 of the Internal Revenue Code of 1986, as amended, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits on an after-tax basis. Additionally, during Mr. Bonello’s employment with the Company and for the one-year period following his termination for any reason, Mr. Bonello is subject to non-competition and non-solicitation covenants. Mr. Bonello is also subject to confidentiality and non-disparagement covenants during and after his employment.

Equity Grants

On April 26, 2018, the board of directors of the Company granted to Mr. Bonello (i) 80,000 non-qualified stock options, with an exercise price of $81.61, and (ii) 18,000 shares of restricted stock (the “RSA Grant”) pursuant to the 2014 Plan. The options vest 25% on each anniversary of the grant date and expire on April 26, 2028, and are otherwise materially consistent with the terms of the options granted to the Company’s named executive officers, as disclosed in the Proxy Statement, and the Company’s form of option award agreement for executive officers previously filed with the SEC. The shares of restricted stock vest two-thirds on the second anniversary of the grant date, with the remaining one-third vesting on the third anniversary of the grant date, subject to Mr. Bonello’s continued employment through the applicable vesting date (with full acceleration upon Mr. Bonello’s death or disability or his termination without “cause,” as defined in the 2014 Plan, or for “good reason,” as defined in the Employment Agreement). The award agreement for the RSA Grant also contains certain restrictive covenants.

The foregoing summaries of the Employment Agreement and RSA Grant do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and the RSA Grant Notice and Agreement, respectively, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Employment Agreement between PRA Health Sciences, Inc. and Michael J. Bonello, dated April 27, 2018.
10.2

Restricted Stock Grant Notice and Restricted Stock Agreement under the PRA Health Sciences, Inc. 2014 Omnibus Incentive Plan between PRA Health Sciences, Inc. and Michael J. Bonello, dated April 27, 2018.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

PRA Health Sciences, Inc.

Date: May 1, 2018	By:	/s/ Timothy J. McClain
	Name:	Timothy J. McClain
	Title:	Vice President of Legal Affairs

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